SETTLEMENT AND RELEASE AGREEMENT

AND

AMENDMENT NO. 1

This Settlement and Release Agreement shall serve as a comprehensive agreement as well as Amendment No. 1 (this "Amendment") to that certain Term Sheet Agreement dated and signed as of August 18, 2006 and August 30, 2006, respectively by the parties (the "Agreement"), entered into by and between Dr. Danny Rittman ("Rittman") and Euroweb International Corp. (currently known as "Emvelco Corp.") ("Emvelco") and this Amendment is being entered into by and between the same parties as of November 15, 2007.

THIS AGREEMENT CONTAINS A SETTLEMENT AND MUTUAL RELEASE CLAUSE THAT HAS BEEN NEGOTIATED AND AGREED UPON BY THE PARTIES.

RECITALS

A. Rittman and Emvelco entered into the Agreement whereby Emvelco undertook to invest $1 million (the 'Investment') in a company founded by Rittman; namely, Micrologic, Inc., a Nevada corporation (the "Company").

B. Emvelco has provided to date $400,000 in funds for the Company and is under obligation to provide the remaining $600,000 pursuant to the Agreement.

C. The parties hereto desire to settle all open issues between them and to amend certain provisions of the Agreement and add new provisions pursuant to this Amendment.

D. Capitalized terms used herein without definition shall have the meanings set forth in the Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Supercede Prior Agreements. The Agreement shall be superseded by the terms of this Amendment and any associated agreements that were drafted in connection with the Agreement (specifically, that certain Joint Venture Agreement) shall be superseded in their entirety.

2. Delete Options and Warrants. All references to Options and Warrants in the Agreement shall be deleted in their entirety. There shall be no issuance of Options or Warrants or future contingent consideration.

3. Final Investment by Emvelco. Emvelco will invest an additional $50,000 to total its investment in the Company in the amount of $450,000 (the "New Investment") and receive ten percent (10%) equity in the Company for such New Investment.

4. Equity Ownership. Emvelco shall not be obligated to provide any further funds to the Company over the New Investment. The equity ownership to Emvelco shall be for the funds that it has invested/will invest through December 31, 2007.

5. Rittman and Emvelco Agreements with Company. The Licensing Agreement with Rittman shall be terminated and all patents, trademarks and intellectual property shall be fully owned by the Company. The Consulting Agreement with Emvelco shall be terminated concurrently herewith and the Company shall have no further obligation.

6. Settlement and Release. After the parties have fulfilled their obligations pursuant to this Amendment, the parties desire to mutually release the other from any further obligations under the Agreement. In accordance therewith, Emvelco and Rittman, for themselves and their predecessors, successors, assigns, and each direct and indirect affiliate, hereby forever discharge and release each other and each of their affiliates, representatives, successors, assigns, and counsel for any and all past and present claims, debts or liabilities arising out of, or in connection with, the Agreement, investment by Emvelco, and/or equity ownership in the Company, whether known or unknown, and hereby waive all rights which they may have under Section 1542 of the Civil Code of the State of California, which reads as follows:

> "A general release does not extend to claims which the creditor does not know or suspect to exist in [its] favor at the time of executing the release, which if known by [it] must have materially affected [its] settlement with the debtor."

This waiver is not a mere recital, but is a knowing waiver of the rights and benefits otherwise available under this section. Emvelco and Rittman and their affiliates, predecessors, successors and assigns, covenant and agree never to commence, assist in any way, prosecute or cause, permit or advise to be commenced or prosecuted against each other any action or proceeding based in whole or in part upon any of the matters released above.

7. Further Amendments. Except as provided herein, the Agreement shall remain unmodified and in full force and effect. The Board of Directors of each company shall ratify and confirm the Agreement, as amended concurrently herewith. In the event of any inconsistency between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall prevail.

8. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of California.

9. Changes and Modifications in Writing. The Agreement and this Amendment constitute the entire understanding among the parties hereto with respect to the subject matter thereof and hereof. No provision of this Amendment may be changed or modified, except by an instrument in writing signed by each of the Members.

10. Effect of Dates in Agreement. To the extent any provision of the Agreement concern dates or periods which have passed or expired, the failure of this Amendment to address or amend any such term (or any other provision) shall not be deemed to constitute any substantial change to any term or provision.

11. Counterpart Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the day and year first set forth above.

EMVELCO CORP.

By:______________________

Yossi Attia, Chief Executive Officer

______________________ Nov 18, 2007

Dr. Danny Rittman

MICROLOGIC, INC.

By:______________________ Nov 18, 2007

Dr. Danny Rittman, Chief Executive Officer